EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Endocare, Inc. pertaining to the Endocare, Inc. 2004 Stock Incentive Plan, Option Grants to Craig T. Davenport Pursuant to Written Compensation Agreements, Option Grants to William J. Nydam Pursuant to Written Compensation Agreements, Option Grants to Michael R. Rodriguez Pursuant to Written Compensation Agreements and Option Grant to Katherine Greenberg Pursuant to Written Compensation Agreement (Form S-8 No. 333-119825), the Endocare, Inc. Amended and Restated 1995 Stock Plan, the Endocare, Inc. Amended and Restated 1995 Director Option Plan, the Endocare, Inc. 2002 Supplemental Stock Plan and Option Grant to John V. Cracchiolo Pursuant to Written Compensation Agreement (Form S-8 No. 333-121702), the Endocare, Inc. Employee Deferred Stock Unit Program and the Endocare, Inc. Non-Employee Director Deferred Stock Unit Program (Form S-8 No 333-134865) of our reports dated March  8, 2007, with respect to the consolidated financial statements and schedule of Endocare, Inc., Endocare, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Endocare, Inc., included in the Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Los Angeles, California
March 15, 2007